Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Larry Adeleye	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 917-5108	(614) 917-5497

State Auto Financial Reports

Fourth Quarter and Year 2009 Results

•	Quarterly earnings of $0.36 per share

•	Quarterly GAAP combined ratio of 98.4

•	Return on equity of 1.3%

•	Book value per share of $21.33

COLUMBUS, OHIO – (February 18, 2010) – State Auto Financial Corporation (NASDAQ: STFC) today reported fourth quarter 2009 net income of $14.4 million, or $0.36 per diluted share, versus a net loss of $0.6 million, or $0.02 per diluted share, for the fourth quarter 2008. Net income from operations* per diluted share for the fourth quarter 2009 was $0.36 versus $0.53 for the same 2008 period.

STFC’s GAAP combined ratio for the quarter was 98.4 versus 96.0 for the fourth quarter 2008. Catastrophe losses, including prior accident period development, favorably impacted the loss ratio for the quarter by 0.4 points, or $1.2 million, compared to a favorable impact of 3.7 points, or $10.4 million, during the fourth quarter 2008. Net written premiums for the fourth quarter 2009 increased by 3.5% in comparison to the fourth quarter 2008.

For the year 2009, STFC had net income of $10.2 million, or $0.25 per diluted share, compared to a loss of $31.1 million, or $0.78 per diluted share, for 2008. The GAAP combined ratio for 2009 was 105.8 compared to 109.8 for 2008. Catastrophe losses increased the loss ratio by 7.7 points, or $90.3 million, during 2009, compared to 13.9 points, or $156.1 million, during 2008. The 2009 and 2008 catastrophe losses both included favorable prior accident years’ development which reduced the loss ratio by 0.9 points, or $10.9 million, for 2009 and 0.5 points, or $6.4 million, for 2008. Non-catastrophe favorable reserve development reduced the loss ratio by 3.9 points, or $45.3 million, for 2009 and 1.9 points, or $20.9 million, for 2008. Net written premiums for 2009 increased 5.1% in comparison to 2008. STFC’s book value per share was $21.33 as of December 31, 2009, an increase of 10.9% from December 31, 2008. Return on stockholders’ equity for the twelve months ended December 31, 2009 was 1.3%, compared to negative 3.7% for the twelve months ended December 31, 2008.

“2009 was a year marked by two very different halves. After experiencing almost $81 million in storm losses, and a stretch of disappointingly large fire losses through June, STFC rebounded with a solid third quarter that carried into a profitable fourth quarter. The quarter included $0.24 per share of after-tax charges for costs related to the ongoing restructuring of our field and claim operations, settlement reserves related to a class action claim and non-recurring charges related to our mandatory participation in the North Carolina Beach Plan. Collectively, the restructuring costs and class action claim settlement reserves produced a 2.6 point drag on the quarter’s combined ratio and a 1.0 point drag on the year’s 105.8 combined ratio. A $6.5 million pre-tax charge related to the North Carolina Beach Plan is the outcome of recent legislation to reform the funding mechanism which resulted in a write-off of our share of the equity interest in the accumulated surplus of the Beach Plan. We had strong underwriting performance for the quarter, after accounting for these charges,” said STFC Chairman, President and CEO Bob Restrepo.

“The actions we took in 2008 and 2009 to benefit our homeowners performance – a new aggregate reinsurance catastrophe treaty, mandatory wind and hail deductibles, reduced commissions and higher pricing – are producing the intended results. Also, new catastrophe activity in the fourth quarter was negligible.

“State Auto’s overall premium growth should exceed industry results for 2009. Sales in the personal insurance lines were strong, growing at 11.8% in the fourth quarter and 12.2% for the year. Fourth quarter auto and homeowner direct written premiums were up 14.2% and 14.0%, respectively, with more than half coming from our established states and the remainder from our expansion states – Arizona, Colorado, Connecticut and Texas. Rate changes accounted for about 3.5% of the auto premium growth and about 7% of the homeowners premium growth. We expect growth in personal lines to be tempered in 2010, however, based on our pricing actions. The impact of higher rates was already apparent in a December slow down on new business and premium growth.

“Business insurance sales, meanwhile, continued to trend downward at minus 9.3% for the quarter and minus 5.5% for the year. We will not force growth in business insurance at the expense of profitability. Our main line business insurance pricing is stabilizing after modest premium per exposure increases in the fourth quarter. Until the market pricing firms and the economy recovers, we will rely on new products, improving technology and a strong field staff to stabilize the sales trend.

“Our focus for 2010 is to restore underwriting profitability through better pricing, quality risk selection, and improved claim handling. Our investment in the kind of technology that delivered netXpressSM (personal lines processing), bizXpressSM (business insurance processing), CustomFitSM and Quest (predictive modeling) and homeowners by-peril pricing will continue.

“For the year, State Auto’s investment portfolio performed well relative to market indices and contributed favorably to the $2.10 growth in book value. Continuing to address our enterprise wide capital management, in 2010 our nonstandard business written through State Auto National will be added to our intercompany pooling arrangement, where STFC will retain 80% of all nonstandard business written. We expect this change to have a slight negative impact on STFC’s net written premiums. Also in 2010, STFC will be begin writing new commercial specialty business that is associated with State Automobile Mutual Insurance Company’s 2009 acquisition of the Rockhill Insurance Group. We expect this new business will add approximately $30 million of net written premium to our business insurance segment,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.00 per diluted share for the 2009 fourth quarter and a loss of $0.08 for the year 2009, versus a loss of $0.55 and a loss of $0.61, respectively for the same 2008 periods.

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STFC has scheduled a conference call with interested investors for Thursday, February 18, 10:00 a.m. Eastern time to discuss the company’s fourth quarter 2009 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, February 18, by calling 1-866-416-1187. Supplemental schedules detailing the company’s fourth quarter 2009 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended December 31	Year Ended December 31
(In millions, except per share amounts)	2009	2008	2009	2008
Net premiums written	$291.0	$281.2	$1,210.4	$1,204.9	(B)

Earned premiums	299.6	285.0	1,176.5	1,126.0
Net investment income	21.4	19.7	82.1	87.4
Net realized loss on investments	—	(32.7)	(5.2)	(36.4)
Other income	0.5	1.3	3.5	4.9

Total revenue	321.5	273.3	1,256.9	1,181.9

Income (loss) before federal income taxes	16.1	(5.7)	(12.8)	(75.1)

Federal income tax expense (benefit)	1.7	(5.1)	(23.0)	(44.0)

Net income (loss)	$14.4	$(0.6)	$10.2	$(31.1)

Earnings (loss) per share:
- basic	$0.36	$(0.02)	$0.26	$(0.78)
- diluted	$0.36	$(0.02)	$0.25	$(0.78)

Earnings (loss) per share from operations (A):
- basic	$0.36	$0.53	$0.33	$(0.17)
- diluted	$0.36	$0.53	$0.33	$(0.17)

Weighted average shares outstanding:
- basic	39.7	39.5	39.7	39.7
- diluted	39.9	39.5	39.8	39.7

Return on equity (LTM)	1.3%	-3.7%

Book value per share	$21.33	$19.23

Dividends paid per share	$0.15	$0.15	$0.60	$0.60

Total shares outstanding	39.8	39.6

GAAP ratios:
Loss and LAE ratio	63.2	57.8	71.7	75.2
Expense ratio	35.2	38.2	34.1	34.6

Combined ratio	98.4	96.0	105.8	109.8

Reconciliation of non-GAAP financial measure:
(A) Net income (loss) from operations:

Net income (loss)	$14.4	$(0.6)	$10.2	$(31.1)
Less net realized loss on investments, less applicable federal income taxes	—	(21.7)	(2.9)	(24.1)

Net income (loss) from operations	$14.4	$21.1	$13.1	$(7.0)

(B)

Net premiums written for the year ended December 31, 2008, includes $53.6 million of unearned premiums transferred to STFC in connection with the addition of The Patrons Group, Beacon National and SAMMI to the State Auto Pool, effective January 1, 2008.